                            STOCK PURCHASE AGREEMENT


      This Stock Purchase Agreement (this "Agreement") is entered into as of June 1, 1998 between J.W. Childs Equity Partners, L.P. (the "Seller"), RCBA Playtex, L.P. (the "Buyer"), and Richard C. Blum & Associates, Inc. (the "Guarantor").


                                   BACKGROUND

      A. The Seller is the owner of a total of in excess of six million (6,000,000) shares of Common Stock (the "Shares") of Playtex Products, Inc., a Delaware corporation (the "Company").

      B. Richard C. Blum & Associates, L.P., a California limited partnership ("RCBA"), is the general partner of RCBA Playtex, L.P., and RCBA is also the beneficial owner of shares of the Company through limited partnerships for which it serves as general partner and managed accounts for which it serves as investment adviser.

      C. The Seller desires to sell, and the Buyer desires to purchase, all of the Shares upon the terms and conditions set forth in this Agreement.

      NOW, THEREFORE, the parties agree as follows:

      1.    Basic Transaction.

            (a) Purchase of Shares. Pursuant to the terms and conditions set forth below, the Seller shall sell 6,000,000 Shares to Buyer, and Buyer shall purchase those Shares from Seller. Seller may assign its rights in whole or in part at any time and from time to time before the Closing to sell Shares hereunder to any one or more of those persons listed on Schedule A hereto, so long as (i) such assignees become signatories to this Agreement, (ii) RCBA shall be reasonably satisfied they have the capacity to perform the obligations of Seller in respect of their Shares, and (iii) the aggregate number of Shares subject to this Agreement is 6,000,000. Buyer may assign its rights to purchase some or all of its Shares to any of its Affiliates listed on Schedule B hereto, all of whom are presently stockholders of the Company.

            (b) Purchase Price. The purchase price is $13.25 per Share, for a total purchase price of $79.5 million for the 6,000,000 Shares.

      2.    Conditions; Closing.

            (a) Buyer's Conditions. The Buyer's obligations under this Agreement are conditioned upon (i) the Company's execution of a Stockholders Agreement with the Buyer, (ii) all of the Shares being sold to the Buyer, (iii) the waiting period under the Hart-Scott-Rodino Antitrust Improvements Acts of 1976 ("HSR") shall have expired or been terminated, to the extent applicable, (iv) there shall be no judgment, injunction, order or decree enjoining the Buyer from consummating the transactions contemplated by this Agreement, (v) the representations and warranties of Seller and the Guarantor shall be true and correct, (vi) the Company's performance of its obligations under a certain Letter Agreement dated June 1, 1998 with the Seller, and (vii)

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receipt by the Seller of a written consent to the sale by John W. Childs and
Steven G. Segal of shares of Common Stock from Donaldson Lufkin & Jenrette International ("DLJ Consent").

            (b) Seller's Conditions. The Seller's obligations under this Agreement are conditioned upon (i) all of the Shares being bought by the Buyer,
(ii) the waiting period under the HSR shall have expired or been terminated, to the extent, applicable, (iii) there shall be no judgment, injunction, order or decree enjoining the Seller from consummating the transactions contemplated by this Agreement, (iv) the representations and warranties of Buyer and Guarantor shall be true and correct, (v) the Company's performance of its obligations under a certain Letter Agreement dated June 1, 1998 with the Seller, and (vi) receipt by the Seller of a written consent to the sale by John W. Childs and Steven G. Segal of shares of Common Stock from Donaldson Lufkin & Jenrette International ("DLJ Consent").

            (c) Settlement Date. If the conditions in Sections 2(a) and 2(b) are satisfied or waived, settlement (the "Closing") shall occur one (1) business day after the expiration or termination of the waiting period under the HSR. In exchange for the Seller's good delivery of the Shares being transferred at settlement, the Buyer will wire transfer immediately available funds into the Seller's account an amount equal to the purchase price of the Shares being transferred, pursuant to wire transfer instructions to be provided by the Seller to RCBA.

            (d) Termination. This Agreement may be terminated by Seller or Buyer if the Closing has not occurred on or before July 31, 1998. If this Agreement is terminated, the Agreement shall become void and of no effect, except that any party shall remain liable for any breach of his obligations prior to termination.

      3. Representations of Seller. The Seller represents, warrants and covenants to the Buyer that:

            (a) Ownership. Such Seller owns its Shares free and clear of any pledge, lien, charge, claim, security interest or other encumbrance of any kind, nature or description. Seller has been assured by the Company that such Seller's Shares are validly issued, fully paid and non-assessable.

            (b) Authority and Compliance. Subject to receipt of the DLJ Consent, such Seller has full power and authority to transfer its Shares and has complied with or will comply with all legal requirements, if any, in connection with the sale of its Shares. Subject to receipt of the DLJ Consent, such transfer will not violate the rights of any third party.

            (c) No Restrictions. Subject to receipt of the DLJ Consent, the Shares being transferred by such Seller are either free of any transfer restrictions applicable to such Seller or, if there are any transfer restrictions, such Seller has received assurances from the Company and/or its counsel that such restrictions will not prevent the transfer of such Shares pursuant to the terms set forth in this Agreement.

      4. Representations of Buyer. The Buyer represents, warrants and covenants to the Seller that:

            (a) Accredited. Such Buyer is or will be an accredited investor as defined in Regulation D under The Securities Act of 1933, as amended (the "Securities Act").


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


            (b) Investment Intent. The Shares being acquired by the Buyer are being acquired for investment for Buyer's own account, and not with a view to a prompt distribution of any part thereof.

            (c) Transfer. Such Buyer understands that it must bear the economic risk of this investment in the Shares for an indefinite period of time because such Shares cannot be transferred by such Buyer unless such transfer is registered under the Securities Act or an exemption from such registration is available, and such share certificates will bear a legend to such effect.

            (d) Authority and Compliance. Such Buyer has or will have full power and authority to purchase its Shares and has complied with or will comply with all legal requirements, if any, in connection with the purchase of its Shares.

      4A.   Representations and Warranties of Guarantor.  The Guarantor
represents, warrants and covenants to the Seller that:

            (a) Authority. Such Guarantor has the full power and authority to
(i) unconditionally guarantee the obligations of the Buyer pursuant to this Agreement and (ii) perform all of such obligations in the place of the Buyer in the event the Buyer fails to so perform.

            (b) Financial Capability. The Guarantor has sufficient net worth to pay the aggregate purchase price for the Shares in accordance with the provisions of this Agreement.

      5.    Miscellaneous.

            (a) Further Action. Each party agrees to use best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.

            (b) Entire Agreement; Successors and Assigns. This Agreement constitutes the entire understanding among the parties with regard to the subjects hereof, superseding all prior understandings, agreements, representations and negotiations, whether oral or written. The terms and conditions of this Agreement will inure to the benefit of, and be binding upon, the respective executors, administrators, heirs, successors and assigns of the parties.

            (c) Choice of Law. This agreement will be interpreted and enforced in accordance with the laws of the State of Delaware as applied to contracts executed and performed entirely therein.

            (d) Counterparts. This Agreement may be signed in any number of counterparts and by facsimile, and when so signed and delivered will have the same effect as if all signatures appeared on the same document.


            (e) Notices. All notices required or permitted under this Agreement must be given in writing (which may include facsimile). All notices will be effective upon the earlier of (i) receipt (including confirmation that a facsimile has been received) or (ii) five business days after being deposited in the U.S. mail or two business days after being delivered to an overnight

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



courier, in each case properly addressed as set forth on Schedule A or B (as the case may be), as such address may be changed by proper notice to the other parties.

            (f) Interpretation. All parties have been assisted by counsel in connection with this Agreement. The normal rule of construction that any ambiguity will be resolved against the drafting party will not be used in the interpretation of this Agreement.

            (g) Gender and Number. As the context so requires, (i) the masculine gender will include the feminine and neuter, and vice versa, and (ii) the singular will include the plural, and vice versa.

            (h) Amendment of Agreement. This Agreement may be amended only by a written instrument signed by all of the parties.

            (i) Severability. If any provision of this Agreement or the application of any such provision to any party is held by a court of competent jurisdiction to be contrary to law, such provision will be deemed amended to the minimum extent possible to comply with such law, and the remaining provisions of this Agreement will remain in full force and effect.

            (j) Attorneys' Fees. If it becomes necessary for any party to initiate legal action or any other proceeding to enforce, defend or construe such party's rights or obligations under this Agreement, the prevailing party will be entitled to reasonable costs and expenses, including attorneys' fees and costs, incurred and paid in connection with such action or proceeding.

            (k) Fees and Expenses. The Seller, on the one hand, and the Buyer, on the other, shall each bear their own respective fees and costs in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby, including the payment of any commission, finder's fee or similar payment because of any act or omission by such party.

            [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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      IN WITNESS WHEREOF, the parties hereby have executed this Agreement as of the date set forth above.

                                   THE SELLER:

                                    J.W. Childs Equity Partners, L.P.,
                                    By:   J.W. Childs Advisors, L.P.,
                                          its general partner


                                    By:   J.W. Childs Associates, L.P.,
                                          its general partner


                                    By:   J.W. Childs Associates, Inc.,
                                          its general partner


                                    By:
                                          ------------------------------


                                   THE BUYER:


                                    RCBA Playtex, L.P.
                                    By:  Richard C. Blum & Associates, L.P.,
                                         Its general partner

                                    By:  Richard C. Blum & Associates, Inc.,
                                         Its general partner


                                    By:
                                          ------------------------------

                                    THE GUARANTOR:


                                    Richard C. Blum & Associates, Inc.

                                    By:
                                          -----------------------------
                                    Its:  Managing Director

                                   SCHEDULE A

                          Permitted Assignee of Seller

Bock Family Trust                                                         4,298
John W. Childs                                                          272,902
Richard S. Childs                                                        11,786
James E. Childs                                                          11,786
Adam T. Felid                                                             5,663
Glenn A. Hopkins                                                         17,894
Jerry D. Horn                                                            19,347
Lambros J. Lambros                                                       24,773
Stephanie L. Mansfield                                                    2,149
Lawrence & Edith Mansfield                                                1,074
Jenny Childs Preston                                                      1,039
Raymond B. Rudy                                                          58,394
Steven G. Segal                                                          67,558
Steven G. Segal 1995 Irrevcable Trust                                    12,221
SGS 1995 Family Limited Partnership                                       4,847
SGS III Family Limited Partnership                                        3,820
Adam L. Suttin                                                           17,894
Suttin Family Trust                                                       9,043
The Dowds Family Investment Trust                                         1,827
Gagan Verma                                                               2,686
Stephen H. Wise                                                           2,686
Timothy J. Healy                                                          5,333
Michael Cox                                                               1,500
Teresita Eugenio                                                            650
Kenneth M. Evans                                                          5,333
Bruce A. Goldsmith                                                        2,133
Peter Gower                                                               1,875
Neil P. Guller                                                            3,860
Lee Jacobs                                                                1,500
Koss Trust                                                               85,330
Cheryl Lawler                                                             1,875
Kim Levine                                                                2,796
Donald W. Miller                                                          3,199
Dennis L. Moore                                                          10,666
Donald G. Morgan                                                          7,901
Joseph M. Pachella                                                        3,929
Leslie A. Paparone                                                        8,180
Jay E. Politi                                                             1,033
Kenneth F. Reilly                                                         2,133
Joel Slank                                                                2,796
Mario E. Soussou                                                         35,314
James D. Tates                                                            1,066
Sharad B. Tilak                                                          10,666
Marianne Wojcicki                                                         2,133
                                                                          -----
                                                                        754,918
                                                                        =======

                                   SCHEDULE B

                               BUYER'S AFFILIATES


Stinson Capital Partners, L.P.
Stinson Capital Partners II, L.P.
BK Capital Partners IV, L.P.
Stinson Capital Fund (Cayman), Ltd.
Insurance Company Supported Organizations Pension Plan
United Brotherhood of Carpenters and Joiners of America Local Unions and Councils Pension
Fund
The Carpenters Pension Trust for Southern California
The Common Fund



                                       B-1